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                                                                  Exhibit 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated April 27, 1999 relating to the consolidated financial statements of NetScout Systems, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended March 31, 1999 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PricewaterhouseCoopers LLP

Boston, Massachusetts
May 4, 1999